Exhibit 10.88

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of January 25, 2007 (the “Effective Date”), by and between Perry Ellis International, Inc., a Florida corporation (the “Seller”) and Falic Fashion Group, LLC, a Florida limited liability company and a wholly owned subsidiary of Duty Free Americas, Inc. (“Buyer” and together with Seller, the “Parties”).

RECITALS

A.	On the date set forth above, Buyer, Seller and Seller’s affiliates (“Licensor”) have entered into that certain license agreement (the “License Agreement”), pursuant to which Licensor grants to Buyer the sole and exclusive license and authorization during the term of the License Agreement to use the Licensed Marks in the Territory upon, and in connection with and/or in relation to Licensed Products made by or for Buyer, including without limitation, the right to the sole and exclusive manufacture and distribution of Licensed Products in the Territory.

B.	Seller wishes to assign and transfer to Buyer all inventory of Licensed Products held by Seller, all of Seller’s know how and experience relating to and in connection with Licensed Products and certain other assets held by Seller related to the Licensed Products, and Buyer wishes to acquire such rights, title and interest on the terms and conditions specified in detail below.

C.	Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the License Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Transactions. On the terms and subject to the conditions set forth in Section 2 of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in and to (i) all non-fulfilled sales orders relating to, or in connection with, Licensed Product as of the date hereof, as identified in Exhibit A attached hereto (the “Sales Orders”), (ii) all non-fulfilled purchase orders relating to, or in connection with, Licensed Product as of the date hereof, as identified in Exhibit B attached hereto (the “Purchase Orders”), (iii) the Seller’s know how and experience as of the date hereof relating to and in connection with Licensed Products and the existing operations of the business relating to and in connection to the Licensed Products, and the names and contact information relating to the Seller’s existing suppliers, fragrance houses, manufacturers and distributors of Licensed Product set forth on Exhibit E attached hereto (the “Operations”) (all rights, title and interest in (i) Sales Orders, (ii) Purchase Orders, and (iii) Operations, are hereinafter collectively referred to as the “Assets”), and (iv) all finished goods, raw materials and work-in process inventory of Licensed Products owned by Seller, other than the Excluded Inventory (as defined in Section 3), and all promotional supplies of Licensed Products owned by Seller (collectively, the “Inventory”). A list of the estimated unit volume and dollar value of the Inventory is attached hereto as Schedule 1.

2. Total Price; Payment. The aggregate price to be paid by Buyer to Seller consists of (i) forty two million dollars ($42,000,000) for the Assets (the “Asset Price”); and (ii) approximately twenty one million dollars ($21,000,000) for the Inventory (the “Inventory Price” and, together with the Asset Price, the “Total Price”). Buyer shall pay the Total Price as follows:

(i) on the Effective Date, Buyer shall pay, in immediately available funds, to an account designated by Seller, the Inventory Price; and

(ii) on the Effective Date, Buyer shall pay, in immediately available funds, to an account designated by Seller, the Asset Price.

On the Effective Date, Seller shall execute and deliver a bill of sale and such other documents reasonably requested in connection with the sale of the Inventory and the Assets.

3. Delivery of Inventory.

(a) On the Effective Date, Seller shall close its books with regard to the Inventory and shall not sell or dispose of Licensed Products other than as set forth herein. Commencing January 26, 2007 (the “Inventory Transfer Date”), Buyer shall perform a physical count of the Inventory, along with Seller, which physical count shall be performed at the warehouses owned or used by

Parlux Fragrances, Inc., the prior licensee of the Licensed Marks (“Prior Licensee”) for the storage of Licensesd Products. From and after the Effective Date (the “Transition Period”), Seller shall (i) discontinue all sales of Licensed Products and shall not fulfill or permit the Prior Licensee to fulfill any orders for Licensed Products, whether or not included in the Sales Orders, except for Excluded Inventory, unless approved in writing by Buyer, and (ii) not place any orders relating to the manufacture of Licensed Products. Notwithstanding the foregoing, Buyer acknowledges that Seller owns up to two million five hundred thousand dollars ($2,500,000) (valued at cost) of finished goods inventory of Licensed Products that is not included on the listing set forth on Schedule 1 and that has, as of the date hereof, been released and approved for shipping by Prior Licensee (the “Excluded Inventory”), which Excluded Inventory and receivables relating thereto are not being sold or transferred to Buyer hereunder.

(b) During the Transition Period, Seller shall (i) use its best efforts to cause the Prior Licensee to permit Buyer to have access to all locations where the Inventory of Licensed Products resides for any reason deemed necessary by Buyer including, but not limited to, to conduct a physical audit of the Inventory, (ii) use its best efforts to facilitate Buyer’s access to all third parties that hold the Inventory and (iii) assist in transitioning inventory from suppliers, distributors and fragrance houses to Buyer. For the avoidance of doubt, during the Transition Period, Seller shall not have the right to dispose of any stock or inventory of Licensed Products (other than the Excluded Inventory) to any person and Buyer does not consign such stock or inventory to Seller for any period, or for any purpose, whatsoever.

(c) As soon as practicable after the Inventory Transfer Date Seller and Buyer shall agree on a final report (the “Inventory Report”) setting forth as of the Inventory Transfer Date, and without duplication, (i) the physical count of finished Licensed Products included in the Inventory, including Inventory at those locations where physical counts were not performed; (ii) finished Licensed Products included in the Inventory that were in transit as of the Inventory Transfer Date; (iii) all finished Licensed Products received by Seller or Prior Licensee on Seller’s behalf after the Inventory Transfer Date and delivered to Buyer; (iv) the physical count of raw materials and components in production or in transit with respect to Licensed Product as of the Inventory Transfer Date; (v) the raw materials and components in production or in transit with respect to Licensed Product that were utilized on and after the Inventory Transfer Date; and (vi) the raw materials and components in production or in transit with respect to Licensed Product received by Seller or Prior Licensee during the Transition Period. On the Inventory Transfer Date, Seller shall notify the Prior Licensee that it has transferred the Inventory to Buyer. Commencing on the Inventory Transfer Date Seller shall deliver to Buyer at the Prior Licensee’s warehouses or at third party facilities, and Buyer, at Buyer’s sole expense, shall receive, accept, coordinate the movement of and move all finished inventory of Licensed Products to Buyer’s facilities (the “Inventory Transfer”). Seller shall cooperate with Buyer in transitioning the Inventory of Licensed Products and the Operations.

(d) Within ten (10) days following the last shipment of Inventory pursuant to the Inventory Transfer (the “Inventory Review Date”), Buyer shall prepare a report (the “Inventory True-up Report”) setting forth the calculation of the dollar value (at cost, based on the unit values set forth on Schedule 1) of all raw materials and components in production or in transit with respect to Licensed Product and the Inventory as of the Inventory Transfer Date (the “Inventory True-Up Price”). The calculation shall include for the benefit of Buyer a reduction for damaged merchandise which shall be separately itemized. Seller shall have three (3) business days to dispute any amounts on the Inventory True-up Report; provided, however, that Seller shall notify Buyer of the amount in dispute, and provide an explanation of why the amount is in dispute. In the event of such a dispute, the Parties shall reconcile their differences within five (5) business days of Buyer’s receipt of notification of dispute, and any resolution by them as to any disputed amounts shall be final and binding on the Parties. Within ten (10) business days of the Inventory Review Date, the following amount shall be paid: (i) if the Inventory True-Up Price is less than twenty one million dollars ($21,000,000), Seller shall pay Buyer, in immediately available funds, an amount calculated as twenty one million dollars ($21,000,000) less the Inventory True-Up Price or (ii) if the

Inventory True-Up Price is greater than twenty one million dollars ($21,000,000), Buyer shall pay Seller, in immediately available funds, an amount calculated as Inventory True-Up Price less twenty one million dollars ($21,000,000).

(e) Buyer and Seller acknowledge and agree that, from and after the Effective Date, (i) Buyer shall be entitled to receive all proceeds from, and relating to, the sales of Licensed Products (other than the Excluded Inventory), (ii) all Inventory shall be considered as being owned solely and exclusively by Buyer, and any and all sales of Licensed Product (other than the Excluded Inventory) by Seller shall be subject to approval by Buyer and if approved, shall be made by Seller on behalf of Buyer with payment for same being made directly to the account of Buyer as designated by Buyer, (iii) risk of loss with respect to the Inventory shall pass to Buyer, and (iv) Buyer shall be vested with good and marketable title to the Inventory free and clear of any liens, security interests or other encumbrances, claims or other obligation or liability of any kind. Seller shall furnish Buyer upon execution of this Agreement a copy of the consent of Seller’s lenders to the transaction contemplated by this agreement, which shall include an acknowledgement from Seller’s lender that the Inventory and Assets are not and shall not be subject to any liens in favor of Seller’s lenders.

4. Agreements. On the Effective Date, Buyer shall assume the obligations listed on Exhibit C with respect to the manufacture, supply, storage, and distribution of Licensed Products (the “Assumed Obligations”), and agrees to pay, perform and discharge the Assumed Obligations accruing after the Effective Date and shall defend, indemnify and hold Seller harmless in regard to the Assumed Obligations including, but not limited to, any liability incurred by Seller (i) to any customer by reason of (A) Seller’s failure to fulfill such customer’s Sales Order set forth on Exhibit A that had not been filled as of December 6, 2006 because of Buyer’s request, or (B) Buyer’s failure to fulfill after the Effective Date such customer’s Sales Order set forth on Exhibit A that has not been filled as of the Effective Date or (ii) to any manufacturer or vendor by reason of Buyer’s failure to pay any amount set forth on Exhibit B that is owing as of the Effective Date with respect to any Purchase Order. For the avoidance of doubt, Buyer shall not have any responsibility for or any liability arising from, under or relating to any agreement, written or oral, of Seller or the Prior Licensee, in connection with the manufacture, supply, storage, and distribution of Licensed Products, other than the Assumed Obligations expressly listed on Exhibit C. In addition, with respect to the Purchase Orders, Buyer shall have no obligation to pay, and Seller shall reimburse Buyer for the payment of, any Purchase Order in respect of which the related Inventory is included in the Inventory True-up Report in accordance with Section 3(d) hereof. Buyer expressly understands and agrees that if (i) Seller does not receive full payment of the Total Price as set forth in Section 2 of this Agreement, or (ii) Buyer violates or breaches this Agreement, Seller may unconditionally terminate the License Agreement (without the necessity for cause or any grace period).

5. Representations and Warranties.

(a) Each of the Parties represents, covenants, warrants and agrees that, as of the Effective Date, (i) it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder, (ii) it is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part and each party shall deliver to the other, simultaneously with the execution of this Agreement, written confirmation of such authority. Buyer represents, covenants and warrants that neither the purchase of the Assets or Inventory, nor the execution, delivery and performance of this Agreement does or will violate or conflict with any agreement to which Buyer is a party. Seller represents, covenants and warrants that: (i) neither the sale of the Assets or Inventory, nor the execution, delivery and performance of this Agreement does or will violate or conflict with any agreement between Seller and the Prior Licensee, or any agreement between Seller and any third party, or infringe, misappropriate or otherwise violate any third party intellectual property or other rights, or any applicable law; (ii) Exhibit C hereof sets forth any and all indebtedness owed and obligations, by Seller or to the best of Seller’s knowledge and belief, the Prior Licensee, to any third party relating to, or in connection with, Licensed Product; (iii) Exhibit D hereof lists all distributors of Licensed Product, to the best of Seller’s knowledge and belief, all of such distributors, other than the Puerto Rico distributor referred to below, will have no rights to distribute the Licensed Products after the Effective Date and may be terminated by Buyer without liability; and (iv) Exhibit E hereof lists all fragrance houses, liner suppliers, label suppliers, bottle suppliers, pump suppliers, canister suppliers, packaging companies and shipping companies, and all other companies, used by Seller or, to the best of Seller’s knowledge and belief, the Prior Licensee, in connection with the manufacture and distribution of Licensed Products. All Licensed Product received by Buyer pursuant to the Inventory Transfer shall have a shelf life of at least three (3) years from the Inventory Transfer Date as long as such items are stored in a manner similar to those used by Prior Licensee.

(b) All Assets and Inventory are to be transferred to Buyer on the Effective Date, and Buyer shall receive, on the Effective Date, good and marketable title, free and clear of any and all liens, security interests or any other encumbrance or claim of any kind.

(c) Buyer acknowledges that Seller has informed Buyer that the Prior Licensee had a distributor relationship in Puerto Rico which may not be terminated by Buyer except in compliance with applicable law; and Buyer agrees to be financially responsible for and shall defend, indemnify and hold Seller harmless from claims relating to (i) Buyer’s attempt to terminate, alter or change such distributor relationship, any other breach by Buyer thereof, or any liability arising under applicable law as a result of such termination, alteration, modification or breach, and (ii) Buyer, directly or indirectly, selling or distributing Licensed Product in Puerto Rico to any person or entity other than such distributor.

(d) Seller shall be financially responsible for and shall defend, indemnify and hold Buyer harmless from the following claims (the “Seller’s Indemnifiable Claims”): (i) all returned Licensed Products received by Seller, Buyer or Prior Licensee prior to March 31, 2007 which were sold and delivered by Seller or the Prior Licensee prior to the Effective Date, (ii) chargeback claims and related administrative service fees for Licensed Products sold by Seller or the Prior Licensee prior to the Effective Date, (iii) customer, supplier, vendor and manufacturer claims that arose prior to the Effective Date and received no later than one (1) year from the Effective Date, except as otherwise provided pursuant to Section 4 of this Agreement, (iv) claims received within one (1) year of the Effective Date arising out of alleged defects in Licensed Products sold by Seller or the Prior Licensee to their respective distributors prior to the Effective Date, (v) claims by third parties relating to the execution of this Agreement and the transactions contemplated hereby received no later than one (1) year from the Effective Date, (vi) claims and liabilities arising from Seller’s or the Prior Licensee’s actions prior to the Effective Date (A) under or in respect of the Assumed Obligations received no later than one (1) year from the Effective Date, except as otherwise provided pursuant to Section 4 of this Agreement and (B) in connection with or related to the consummation by Seller and the Prior Licensee of the transactions contemplated by the Agreement dated December 6, 2006 between Seller and the Prior Licensee (“Dec. 6 Agreement”), including, without limitation, any actions taken or omitted to be taken by Seller in respect of the Prior Licensee’s attempt to transfer its rights under the License Agreement (as defined in the Dec. 6 Agreement) to a third party or Seller’s refusal to consent to such transfer, and (vii) any other claims or liability resulting from a breach of any of Seller’s representations, warranties or covenants hereunder or under the License Agreement. Buyer shall afford Seller the opportunity to defend at Seller’s cost, all such claims, with counsel reasonably acceptable to Buyer, and will not settle or compromise any such claims without Seller’s prior written consent, which consent will not be unreasonably withheld. Seller shall pay Seller’s Indemnifiable Claims promptly upon the receipt of a written invoice for the same and shall pay all costs and expenses, including, without limitation, reasonable attorney’s fees, arising from or related to the defense of any such Seller’s Indemnifiable Claims. Seller shall use its best efforts to enforce its rights and exercise all available recourse and remedies it has or may have against the Prior Licensee in the event that a third party, as a result of actions or inaction of the Prior Licensee, claims to have rights to any of the Assets or Inventory sold to Buyer pursuant to this Agreement.

(e) Buyer shall be financially responsible for and shall defend, indemnify and hold Buyer harmless from the following claims (the “Buyer’s Indemnifiable Claims”): (i) customer, supplier, vendor, distributor and manufacturer claims that arise after the Effective Date as a result of Buyer’s sales of Licensed Products, including, but not limited to, the Assumed Obligations, (ii) claims and liabilities arising from Buyer’s failure to pay, perform and discharge the Assumed Obligations, and (iii) any other claims or liability resulting from a breach of any of Buyer’s representations, warranties, agreements or covenants hereunder including, but not limited to, Section 4 and 5 of this Agreement. Seller shall afford Buyer the opportunity to defend at Buyer’s cost, all such claims, with counsel reasonably acceptable to Seller, and will not settle or compromise any such claims without Buyer’s prior written consent, which consent will not be unreasonably withheld. Buyer shall pay all Buyer’s Indemnifiable Claims promptly upon the receipt of a written invoice for the same and shall pay all costs and expenses, including, without limitation, reasonable attorney’s fees, arising from or related to the defense of any such Buyer’s Indemnifiable Claims.

6. Governing Law; Legal Proceedings. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Each Party irrevocably consents to the jurisdiction of the courts of the State of Florida and of the United States District Court for the Southern District of Florida in any action arising out of, in connection with, or relating to this Agreement.

7. Miscellaneous. This Agreement, together with the License Agreement, represents the entire agreement between the Parties with respect to the matters addressed herein and supersedes all prior negotiations, representations, or agreements between the Parties, whether oral or written, on the subject hereof. This Agreement shall be binding on all successors, administrators, executors, representatives and assigns of each of the Parties. This Agreement may not be amended, modified, altered or rescinded except upon a written instrument designated as an amendment to this Agreement and executed by the Parties.

8. Further Assurances. At and after the Effective Date, from time to time, at Buyer’s request and expense, Seller shall execute and deliver such other instruments and take such other actions as Buyer may reasonably request to more effectively put Buyer in possession and control of the Inventory and the Assets. Seller shall cooperate with Buyer to deliver such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form and substance reasonably satisfactory to Buyer and its counsel, as are commercially reasonable under the circumstances, to vest in Buyer good and valid title to the Assets and Inventory free and clear of any encumbrances.

9. Specific Performance. The Parties recognize and affirm that in the event of breach by either Party of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, the Parties agree that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Party under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provisions of this Agreement.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, collectively and separately, constitute one and the same agreement.

11. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns.

12. Assign; Buyer Designee. Seller shall have the right to assign any and all of its rights under this Agreement to one or more of its subsidiaries or affiliates. Buyer shall not have the right to assign its rights under this Agreement without the prior written consent of Seller, which consent shall not be withheld unreasonably.

13. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to BUYER:

Falic Fashion Group, LLC

6100 Hollywood Blvd, 7th Floor

Hollywood, Florida 33024

Attn: President

If to Seller:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

Attn: Chief Executive Officer

With a copy to:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

Attn: General Counsel

Either Party may also send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

14. Brokerages Fees; Certain Expenses.

(a) Brokerage Fees. The Parties confirm and agree that no business broker/finder facilitated the transactions contemplated by this Agreement and that no business broker/finder is entitled to a fee, commission, compensation or any other payment as a result of this Agreement.

(b) Certain Expenses. Except as otherwise provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, each Party agrees to pay all expenses, fees and costs (including, without limitation, legal, accounting and consulting expenses) incurred by it in connection with the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FALIC FASHION GROUP, LLC

By:	/s/ Timothy McCloskey
Timothy McCloskey
Its:	Chief Financial Officer

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ George Feldenkreis
George Feldenkreis
Its:	Chief Executive Officer

SCHEDULE 1

INVENTORY (ESTIMATED)

SEE ATTACHED LISTING

EXHIBIT A

SALES ORDERS

Attached hereto

EXHIBIT B

PURCHASE ORDERS

Attached hereto

EXHIBIT C

ASSUMED OBLIGATIONS

Attached hereto

EXHIBIT D

LIST OF DISTRIBUTORS

Attached hereto

EXHIBIT E

LIST OF FRAGRANCE HOUSES, MANUFACTURES,

SUPPLIERS, PACKAGERS AND SHIPPERS

Attached hereto